Exhibit 99.1

Ferrellgas Partners, L.P. announces UPDATES REGARDING ITS voluntary delistING from the NYSE

OVERLAND PARK, KS January 9, 2020 /GLOBE NEWSWIRE/ – Ferrellgas Partners, L.P. (NYSE: FGP) (the “Company”) today announced updates to its intention to voluntarily delist its common units from the New York Stock Exchange (“NYSE”).

As previously announced on December 20, 2019, the Company elected to voluntarily delist from the NYSE for an indefinite period of time and the Company notified the NYSE of its intention to voluntarily delist.

The Company filed with the Securities and Exchange Commission on December 30, 2019 a Form 25 relating to the delisting of its common units and anticipates that the delisting of its common units will become effective on January 10, 2020, prior to market open. The Company expects that its common units will trade on the OTC Pink market under the ticker symbol: FGPR.  The Company will remain subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

The Company previously intended to apply to have its common units quoted on the OTCQB tier of the OTC Markets. After further consideration, particularly in light of the expectation that any OTC Markets listing will be temporary, the Company no longer intends to apply to have its common units quoted on the OTCQB and instead expects that its common units will trade on the OTC Pink market.

About Ferrellgas
Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on October 15, 2019. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements
Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2019, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

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